Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 5, 2024 (the “Effective Date”), is by and among Irenic Capital Management LP, a Delaware limited partnership (“Irenic”), Irenic Capital Management GP LLC, a Delaware limited liability company, Irenic Capital Evergreen Master Fund LP, a Cayman Islands limited partnership, Irenic Capital Evergreen Fund GP LLC, a Delaware limited liability company, Irenic Capital Opportunity Master Fund LP, a Cayman Islands limited partnership, Irenic Capital Opportunity Fund GP LLC, a Delaware limited liability company, and Irenic Schooner LLC, a Delaware limited liability company, Adam J. Katz and Andrew Dodge (each, an “Irenic Party,” and, together, the “Irenic Parties”), and Barnes Group Inc., a Delaware corporation (the “Company”).  Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.

WHEREAS, the Company and the Irenic Parties have engaged in discussions concerning the Company; and

WHEREAS, the Company and the Irenic Parties desire to enter into an agreement regarding the appointment of new directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Irenic Parties and the Company agree as follows:

Section 1.            Board of Directors.

(a)        Investor Designee.  Within one (1) Business Day following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary in accordance with the Company’s Amended and Restated By-Laws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”) to increase the size of the Board by one (1) and appoint Adam J. Katz (the “Investor Designee”) to the Board to fill the vacancy created by such increase in the Board. The Investor Designee will have an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).

(b)        New Independent Director.  In addition, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary in accordance with the Bylaws and the DGCL to increase the size of the Board by one (1) and appoint a new Independent director to the Board, who has been mutually agreed upon by the Board and the Irenic Parties (the “New Independent Director,” and together with the Investor Designee, the “New Directors”), to fill the vacancy created by such increase in the Board, which actions the Company shall use its reasonable best efforts to complete no later than five (5) Business Days following the 2024 Annual Meeting.

(c)         New Director Agreements, Arrangements, and Understandings. Each of the Irenic Parties represents, warrants, and agrees that, except as disclosed in writing to the Company prior to the date hereof, neither it nor any of its Affiliates (i) has paid or will pay any compensation to the Investor Designee or any other member of the Board or any officer in connection with such individual’s nomination to or service to the Company, including service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding (whether compensatory or otherwise), written, or oral, with the Investor Designee in connection with such individual’s nomination to or service to the Company, including service on the Board or any committee thereof or the Company’s performance or stock price.

(d)       2024 Annual Meeting Nominees.  The Company and all applicable committees thereof shall take such actions as are necessary so that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2024 Annual Meeting shall include (i) the Investor Designee, (ii) if the New Independent Director has been appointed prior to the 2024 Annual Meeting, the New Independent Director and (iii) nine (9) other nominees selected by the Board to stand for election at the 2024 Annual Meeting.

(e)         Size of the Board.  (i) Following the appointment of the Investor Designee and until the 2024 Annual Meeting, the size of the Board shall not exceed twelve (12) directors; provided that if the New Independent Director is appointed to the Board prior to the 2024 Annual Meeting, the size of the Board shall not exceed thirteen (13) directors until the 2024 Annual Meeting and (ii) following the 2024 Annual Meeting and until the end of the Cooperation Period (as defined below), the size of the Board shall not exceed eleven (11) directors.

(f)          Replacement New Directors.

(i)         If the Investor Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Company and the Irenic Parties shall cooperate in good faith to identify and mutually agree, subject to Sections 1(g) and 1(h), upon a substitute director who meets the requirements set forth under clause (i) and (iii) of a Qualified Director (such individual, the “Replacement Investor Designee”), and the Board shall take such actions as are necessary to appoint such Replacement Investor Designee to serve as a director of the Company for the remainder of the Investor Designee’s term; provided that if the Irenic Parties identify and propose a founder or another senior employee of an Irenic Party or an Affiliate of an Irenic Party to serve as the Replacement Investor Designee, the Company’s agreement to such individual’s appointment shall not be unreasonably withheld, delayed or conditioned. Effective upon the appointment of the Replacement Investor Designee to the Board, such Replacement Investor Designee will be considered the Investor Designee for all purposes of this Agreement.

(ii)          If the New Independent Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Company and the Irenic Parties shall cooperate in good faith to identify and mutually agree, subject to Sections 1(g) and 1(h), upon a substitute Qualified Director (such individual, the “Replacement New Independent Director” and together with any Replacement Investor Designee, the “Replacement New Directors”), and the Board shall take such actions as are necessary to appoint such Replacement New Independent Director to serve as a director of the Company for the remainder of the New Independent Director’s term.  Effective upon the appointment of the Replacement New Independent Director to the Board, such Replacement New Independent Director will be considered the New Independent Director for all purposes of this Agreement.

(iii)         The Irenic Parties’ rights pursuant to this Section 1(f) are subject to the Irenic Parties’ beneficially holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least 3.0% of the then-outstanding Common Stock (the “Minimum Ownership Threshold”).  In the event the Irenic Parties seek to exercise their rights pursuant to this Section 1(f), the Irenic Parties shall certify in writing to the Company that the Minimum Ownership Threshold is satisfied as of the time of such exercise.

(g)      Replacement New Director Information.  The Irenic Parties acknowledge, as a condition to any Replacement New Director’s appointment to the Board, such individual shall have provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, representation agreements and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and (iv) the execution of any one or more documents required by the Company of non-management directors of the Company to assure compliance with Section 1(h) and any written consent reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check.

(h)       Company Policies.  The parties acknowledge each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, share ownership guidelines, and other governance guidelines and policies of the Company as other Independent directors of the Company (collectively, “Company Policies”), and, except as may be subsequently waived by the Irenic Parties in writing, shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all Independent directors of the Company. The Company represents and warrants that (i) no Company Policy shall be violated by the Investor Designee receiving indemnification and/or reimbursement of expenses from the Irenic Parties or their respective Affiliates, provided that the Investor Designee neither accepts nor receives compensation from the Irenic Parties or their respective Affiliates with respect to the Investor Designee’s service or action as a director of the Company, (ii) the Company Policies do not apply to the Irenic Parties and their Affiliates as a result of the Investor Designee’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company (for the avoidance of doubt, the Irenic Parties are aware of the federal securities laws relating to trading while in possession of material, non-public information) and (iii) prior to the termination of the Cooperation Period, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Company agrees that the Investor Designee may provide confidential information of the Company to the Irenic Parties and their respective Representatives subject to, and in accordance with, the terms of the Fund Sharing Confidentiality Agreement (as defined below).

(i)        New Directors’ Committee Membership.  Effective upon Mr. Katz’s appointment to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint him to the Board’s Corporate Governance Committee. Effective upon the New Independent Director’s appointment to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint such individual to at least one standing committee of the Board, subject to his or her willingness to so serve. Upon the appointment to the Board of any Replacement New Director, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement New Director to any committee of the Board of which the applicable New Director was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the replacement does not satisfy the requirements of the NYSE and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board.

(j)         2024 Annual Meeting. The Company shall use its best efforts to hold the 2024 Annual Meeting no later than May 31, 2024, subject to any delay necessitated by compliance with applicable law or regulatory or judicial or stock exchange order, published interpretation or requirement.

(k)        Special Advisor. Simultaneously with the execution and delivery of this Agreement, the Company and Larry A. Lawson are executing a consulting agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Lawson will serve as a special advisor to the Board and the Company’s senior corporate and aerospace segment management teams.

(l)        Termination.  The Company’s obligations under this Section 1 shall terminate upon the earliest of: (i) such time as the Irenic Parties collectively own less than the Minimum Ownership Threshold, (ii) any material breach of this Agreement (including Section 2) by any Irenic Party or any other Restricted Person (as defined below), as determined by a court of competent jurisdiction, upon five (5) Business Days’ written notice by the Company to the Irenic Parties if such breach has not been cured within such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, (iii) such time as the Investor Designee notifies the Company of his or her intent to resign from the Board and the Irenic Parties waive in writing any right to have a Replacement Investor Designee appointed or (iv) the Irenic Parties or any other Restricted Person submits any director nomination for election at any meeting of the Company’s stockholders. Upon the occurrence of an event described in any of clause (i), (ii) or (iv) of this Section 1(l), the Investor Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation). The Irenic Parties agree to cause, and agree to cause their respective Affiliates to cause, the Investor Designee (or a Replacement Investor Designee) to resign from the Board if he or she fails to resign if and when requested pursuant to this Section 1(l).

Section 2.            Cooperation.

(a)       Non-Disparagement.  During the Cooperation Period, the Company, each Irenic Party and the Investor Designee shall refrain from making, and shall cause their respective Controlling and Controlled (and under common Control) Affiliates and Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement) and (i) in the case of each Irenic Party and the Investor Designee, each of its and their respective principals, directors, members, managers, general partners, officers and employees (collectively, the “Irenic Covered Persons”), and (ii) in the case of the Company, its directors, officers and members of senior management (the “Company Covered Persons”) not to make or cause to be made any public written or oral statement or announcement (including any statement or announcement that can reasonably be expected to become public or require public disclosure) (each, a “Statement”) that constitutes an ad hominem attack on, that otherwise disparages, defames, impugns (whether publicly or privately) or publicly criticizes, or that is reasonably likely to damage the reputation of (A) in the case of any Statement by any of the Irenic Parties, the Investor Designee or the Irenic Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former directors, officers or employees; and (B) in the case of any Statement by the Company or the Company Covered Persons: any of the Irenic Parties, any of their respective Affiliates or any of their respective current or former Irenic Covered Persons or the Investor Designee, in each case including (x) in any Statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (y) in any press release or other form of Statement made available to any form of media, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication).  The foregoing shall not (1) restrict the ability of any Person to comply with any subpoena or other legal or regulatory process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (2) apply to any private communications among the Irenic Parties and their Affiliates, the Irenic Covered Persons and their Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, the Company Covered Persons and Representatives (in their respective capacities as such), on the other hand.

(b)        Voting.  During the Cooperation Period, each Irenic Party will cause all of the Common Stock that such Irenic Party or any of its Controlling or Controlled Affiliates has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver any consent or consent revocation, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any meeting of stockholders of the Company or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any nominees for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (iii) against any proposal or resolution to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or pursuant to written consents; provided, however, that the Irenic Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that, in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successor thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of any vacancy on the Board), the Irenic Parties and their Affiliates shall be permitted to vote in their sole discretion with respect to such proposal.

(c)       Standstill.  During the Cooperation Period, each Irenic Party will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with the Irenic Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i)         acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result in the Irenic Parties, together with their Affiliates, having beneficial ownership of more than 9.99%, or aggregate economic exposure to more than 9.99%, of the shares of Common Stock outstanding at such time;

(ii)         alone or in concert with any one or more Third Parties, (A) call or seek to call (either publicly or privately) a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or call or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company, the Board or any of its committees, (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, or (E) conduct, call for or publicly support a referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Irenic Parties or their Affiliates from taking actions in furtherance of privately identifying any Replacement New Director in accordance with Section 1(f) following the departure of a New Director or in anticipation of the potential imminent departure of a New Director (it being understood that prior to taking such action, the Irenic Parties will first notify the Company of such potential imminent departure), as applicable;

(iii)       make any request for stockholder list materials or other books and records of the Company or any of its Affiliates, whether pursuant to Section 220 of the DGCL or under any statutory or regulatory provision relating to stockholder access to books or records of the Company or any of its Affiliates;

(iv)         engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer shareholders that would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents;

(v)         make or submit any proposal, or offer for (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, amalgamation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company (including its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to result in or require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi)       make any proposal, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board, other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Restated Certificate of Incorporation or the Bylaws (collectively, the “Organizational Documents”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)        knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement;

(viii)      form, join, knowingly encourage or knowingly participate in or act in concert with any Group with respect to any of its securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, other than solely with Affiliates of the Irenic Parties with respect to securities of the Company now or hereafter owned by them;

(ix)       enter into any voting trust, arrangement or agreement with respect to any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, or subject any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the Irenic Parties and their Affiliates, or (C) granting any proxy in any solicitation approved by the Board and consistent with Section 2(b) above;

(x)       engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate, result in the Irenic Parties ceasing to have a Net Long Position in the Company;

(xi)      sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii)      institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions in the name of the Company); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Irenic Party from (A) bringing litigation against the Company to enforce any express provision of this Agreement instituted in accordance with and subject to Section 11, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any Irenic Party, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

(xiii)      enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv)      make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal by the Company or any of the Restricted Persons;

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including any failure (I) to appoint the Investor Designee to the Board in accordance with Section 1(a), (II) to include the Investor Designee (and the New Independent Director, if the New Independent Director is appointed to the Board prior to the 2024 Annual Meeting) in the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2024 Annual Meeting in accordance with Section 1(d), or (III) to issue the Press Release in accordance with Section 3), as determined by a court of competent jurisdiction; provided that the Company’s failure to take any of the actions identified in the foregoing (I) – (III) will constitute a material breach of this Agreement without requiring a determination by a court of competent jurisdiction, upon five (5) Business Days’ written notice by any of the Irenic Parties to the Company if such breach has not been cured within such notice period; provided that the Irenic Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) any material breach of the Consulting Agreement by the Company, as determined by a court of competent jurisdiction, upon five (5) Business Days’ written notice by any of the Irenic Parties or Mr. Lawson to the Company if such breach has not been cured within such notice period; provided that Mr. Lawson is not in material breach of the Consulting Agreement and the Irenic Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (C) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Common Stock or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets having an aggregate value exceeding 25% of the aggregate enterprise value of the Company during the Cooperation Period, or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Common Stock (including on an as-converted basis, and including other securities of the Company with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another Person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (D) the commencement of any tender or exchange offer (by any Person or Group other than the Irenic Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Common Stock, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer); provided that, in the event the restrictions in this Section 2(c) terminate pursuant to the foregoing clauses (C) or (D) of this Section 2(c) and any of the Irenic Parties determine to solicit proxies against any transactions contemplated by (C) and (D), the Investor Designee shall deliver his or her written resignation to the Board for his or her immediate resignation prior to the commencement of any soliciting activities by the Irenic Parties.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (I)  stating how it intends to vote with respect to an Extraordinary Transaction, if any, and the reasons therefor, (II) complying with any subpoena or other legal process or responding to a request for information from any governmental authority with jurisdiction over such Restricted Person (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person); provided that such Restricted Person will notify the Company promptly in writing (if reasonably practicable and to the extent not legally prohibited) of the existence, terms, and circumstances surrounding such request or requirement; provided, further, that no Restricted Person shall be required to provide the notice to the Company referenced in the immediately preceding proviso in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority which is not specifically related to the Company or such Restricted Person’s interactions with the Company, (III) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company, or (V) providing its views privately to any member of the Board or to the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel or any financial or legal advisors that have been identified by the Chief Executive Officer to the Irenic Parties regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons. Furthermore, nothing in this Agreement shall prohibit or restrict the Investor Designee from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his or her capacity as a director.

Section 3.            Public Announcement.  Unless otherwise agreed in writing by the Company and the Irenic Parties, not later than 6:00 p.m. Eastern Time on March 5, 2024, the Company shall issue a press release (the “Press Release”), in the form of Exhibit A attached hereto.  The Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) and the Irenic Parties shall file an amendment to Schedule 13D, each of which such filings shall be in form and substance reasonably acceptable to the Company and the Irenic Parties.  The Company shall provide the Irenic Parties with a copy of the Form 8-K prior to any issuance of or filing with the SEC and shall consider any reasonable and timely comments of the Irenic Parties and their Representatives.  The Irenic Parties shall provide the Company with a copy of such amendment to Schedule 13D prior to any issuance of or filing with the SEC and shall consider any reasonable and timely comments of the Company and its Representatives.  Neither the Company or any of its Affiliates nor the Irenic Parties or any of their Affiliates shall make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

Section 4.           Representations and Warranties of the Company.  The Company represents and warrants to the Irenic Parties that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.           Representations and Warranties of the Irenic Parties.  Each Irenic Party represents and warrants to the Company that: (a) such Irenic Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Irenic Party, constitutes a valid and binding obligation and agreement of such Irenic Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Irenic Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Irenic Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Irenic Party, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Irenic Party is a party or by which it is bound; and (d) the Irenic Parties, together with their Affiliates, (i) beneficially own (as defined in Rule 13d-3 under the Exchange Act) in the aggregate 2,572,142 shares of Common Stock and (ii) have a Net Long Position in 5.1% of the shares of Common Stock.

Section 6.           Withdrawal of Nomination Notice; 2024 Annual Meeting.  Effective upon the appointment of the Investor Designee, the Irenic Parties shall irrevocably withdraw, and shall be deemed to have (without any further action by the Irenic Parties or any other person being required) irrevocably withdrawn, the director nomination notice from the Irenic Parties dated January 5, 2024 (the “Nomination Notice”), and such Nomination Notice and the nominations set forth therein shall be deemed null, void and without effect.

Section 7.           Confidentiality; Insider Trading Restrictions.  The Company and the Irenic Parties agree that the Investor Designee may provide confidential information of the Company to the Irenic Parties for the purpose of assisting the Investor Designee in his or her role as a director of the Company and related compliance matters for the Company and the Irenic Parties subject to, and solely in accordance with the terms of, the permitted fund information sharing confidentiality agreement which the Irenic Parties and the Company are executing simultaneously with the Irenic Parties’ execution and delivery of this Agreement (the “Fund Sharing Confidentiality Agreement”) and the Company Policies.  The Irenic Parties acknowledge that they and their Affiliates are aware that United States securities laws may restrict any Person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

Section 8.            Definitions.  For purposes of this Agreement:

(a)        the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Irenic Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise Controls such entity; provided, further, that, with respect to the Irenic Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Irenic Parties or their Affiliates (unless such portfolio operating company is acting at the direction of any one or more of the Irenic Parties or any of their Affiliates to engage in conduct prohibited by this Agreement);

(b)         the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital shares that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;

(c)         the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d)         the term “Common Stock” means the Company’s common stock, par value $0.01 per share;

(e)         the term “Control” (including the terms “Controlling,” “Controlled”, and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(f)         the term “Cooperation Period” means the period from the execution of this Agreement until the later of (i) the date that is thirty (30) calendar days prior to the notice deadline under the Organizational Documents for stockholders to submit non-proxy access stockholder nominations of director candidates for election to the Board (a “Nomination Notice Deadline”) at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) (or, if later, such deadline for subsequent annual meetings as contemplated by the concluding “evergreen” proviso of this definition) and (ii) 11:59 pm., Eastern Time, on the date that is five (5) days following the date on which Adam J. Katz, or any Replacement Investor Designee who is an employee of an Irenic Party or an Affiliate of an Irenic Party, ceases to serve on, or resigns from, the Board; provided, however, that if the Company confirms in writing at least twenty (20) calendar days prior to the expiration of the Cooperation Period that the Board irrevocably offers, subject to Irenic’s acceptance of such offer, to re-nominate the Investor Designee (or any Replacement Investor Designee) for election at the 2025 Annual Meeting or at any annual meeting(s) following the 2025 Annual Meeting and the Irenic Parties accept such offer within five (5) calendar days of receipt of such notice, then clause (i) of the Cooperation Period shall be automatically extended each time until the date that is thirty (30) calendar days prior to the Nomination Notice Deadline(s) applicable to each such subsequent annual meeting of stockholders of the Company at which the Company has confirmed it will re-nominate the Investor Designee (or a Replacement Investor Designee, if applicable).  For the avoidance of doubt, if the Irenic Parties do not accept the Company’s offer to irrevocably re-nominate the Investor Designee (or Replacement Investor Designee, if applicable) or do not notify the Company within such five (5)-calendar day period as provided in clause (ii) hereof, such offer will cease to remain irrevocable and there shall be no obligation to re-nominate the Investor Designee (or Replacement Investor Designee, if applicable);

(g)      the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;

(h)         the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act;

(i)        the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, as disclosed to the Irenic Parties prior to the date hereof;

(j)          the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;

(k)       the terms “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(l)         the term “Qualified Director” means an individual who (i) qualifies as Independent, (ii) unless the Company otherwise consents in its sole discretion (which is deemed granted as to the initial Investor Designee by virtue of execution of this Agreement), (A) is not an employee, officer, director, general partner, manager or other agent of an Irenic Party or of any Affiliate of an Irenic Party, (B) is not a limited partner, member, or other investor (unless such investment is immaterial and has been disclosed to the Company) of or in any Irenic Party or any Affiliate of an Irenic Party, and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Irenic Party or any Affiliate of an Irenic Party regarding such individual’s service as a director of the Company (unless any such agreement, arrangement, or understanding has been disclosed to the Company) and (iii) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines;

(m)     the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(n)         the term “SEC” means the U.S. Securities and Exchange Commission; and

(o)         the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

Section 9.          Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
Attention:	Jay B. Knoll, Senior Vice President, General Counsel and Secretary
Email:	JKnoll@onebarnes.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Benjamin M. Roth; Elina Tetelbaum
Email:	BMRoth@wlrk.com; ETetelbaum@wlrk.com

If to the Irenic Parties:

Irenic Capital Management L.P.
767 Fifth Avenue, 15th Floor
New York, New York 10153
Attention:	Josh Broadman
Email:	jbrodman@irenicmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Andrew Freedman, Esq.
Email:	AFreedman@olshanlaw.com

At any time, any party may, by notice given in accordance with this Section 9 to the other party, provide updated information for notices under this Agreement.

Section 10.      Expenses.  All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall reimburse the Irenic Parties for their reasonable and documented and out of pocket fees and expenses, including legal fees, incurred in connection with the Irenic Parties’ involvement at the Company through the date of this Agreement, and including but not limited to, the preparation of the Nomination Notice and the negotiation and execution of this Agreement, in an amount not to exceed $250,000 in the aggregate.

Section 11.          Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)        The Company and the Irenic Parties acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Company and the Irenic Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  FURTHERMORE, THE COMPANY AND EACH IRENIC PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b)        This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state.  The Company and each Irenic Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts.  The parties to this Agreement agree that the delivery of process or other papers based on, relating to, or arising in connection with any such action or proceeding in the manner provided in Section 9 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 9 hereof (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).

(c)          EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM.  NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 12.        Severability.  If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 13.         Termination.  This Agreement will terminate upon the expiration of the Cooperation Period.  Upon such termination, this Agreement shall have no further force and effect.  Notwithstanding anything to the contrary in the foregoing part of this Section 13, Sections 8 to 19 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

Section 14.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.  For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).

Section 15.       Affiliates.  Each of the Irenic Parties agrees that it will cause its Affiliates, and their respective employees and other Representatives, to comply with the terms of this Agreement.

Section 16.        No Third-Party Beneficiary.  This Agreement is solely for the benefit of the Company and the Irenic Parties and is not enforceable by any other Person.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.

Section 17.        No Waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver shall be effective unless in writing, executed by the waiving party.

Section 18.         Entire Understanding; Amendment.  This Agreement and the Fund Sharing Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Fund Sharing Confidentiality Agreement.  This Agreement may be amended only by an agreement in writing executed by the Company and the Irenic Parties.

Section 19.        Interpretation and Construction.  The Company and each Irenic Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Irenic Party, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “hereof,” “herein”, “hereto”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

IRENIC PARTIES

IRENIC CAPITAL MANAGEMENT LP

By:	Irenic Capital Management GP LLC, its general partner

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

IRENIC CAPITAL EVERGREEN MASTER FUND LP

By:	Irenic Capital Evergreen Fund GP LLC, its general partner

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

IRENIC CAPITAL OPPORTUNITY MASTER FUND LP

By:	Irenic Capital Opportunity Fund GP LLC, its general partner

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

IRENIC SCHOONER LLC

By:	Irenic Capital Evergreen Fund GP LLC, its managing member

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

[Signature Page to Cooperation Agreement]

IRENIC CAPITAL EVERGREEN FUND GP LLC

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

IRENIC CAPITAL OPPORTUNITY FUND GP LLC

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

IRENIC CAPITAL MANAGEMENT GP LLC

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

/s/ Adam J. Katz
ADAM J. KATZ

/s/ Andrew Dodge
ANDREW DODGE

[Signature Page to Cooperation Agreement]

THE COMPANY

BARNES GROUP INC.

By:	/s/ Thomas J. Hook
	Name:	Thomas J. Hook
	Title:	President and Chief Executive Officer

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release